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                                                               EXHIBIT 99(a)(6)



                      SECOND AMENDMENT TO RIGHTS AGREEMENT

     SECOND AMENDMENT, dated as of March 26, 2000 ("Second Amendment"), to that certain Rights Agreement, dated as of April 3, 1989, between Farr Company, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the "Rights Agent"), as successor to Security Pacific National Bank, the original rights agent under the Rights Agreement, as amended by that certain First Amendment to Rights Agreement dated as of March 23, 1999 (the "First Amendment")(as amended, the "Rights Agreement"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement. All section and exhibit references are to sections and exhibits of the Rights Agreement.

     WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

     NOW, THEREFORE, in connection of the foregoing premises and mutual agreements set forth in this Second Amendment, the parties hereby amend the Rights Agreement as follows:

     1. A new Section 33 is hereby added, which shall read in its entirety as follows:

               "33. Notwithstanding anything to the contrary contained in this Rights Agreement: (1) so long as that certain Agreement and Plan of Merger, dated as of March 26, 2000 (the "Merger Agreement"), among the Company, Forvaltnings AB Ratos (publ.), a Swedish corporation ("Ratos") and Ratos Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Ratos (the "Purchaser") has not been terminated pursuant to the termination provisions thereof, a Distribution Date will not occur or be deemed to occur, and neither Ratos, the Purchaser nor Camfil AB, a Swedish corporation ("Camfil") will become an Acquiring Person, as a result of the execution, delivery or performance of the Merger Agreement, the announcement, making or consummation of the tender offer contemplated thereby (the "Offer"), the acquisition of Common Shares pursuant to the Offer or the merger contemplated by the Merger Agreement (the "Merger"), the consummation of the Merger or any other transaction contemplated by the Merger Agreement, provided, however, that the Company will promptly notify the Rights Agent upon the termination of the Merger Agreement; and (2) the Rights will expire immediately prior to the consummation of the Offer."

     2. A new paragraph is hereby inserted immediately prior to the final paragraph of Exhibit B; such new paragraph shall read, in its entirety, as follows:

               "Notwithstanding anything to the contrary contained in the Rights Agreement or in this Summary of Rights to Purchase Common Shares: (1) so long as that certain Agreement and Plan of Merger, dated as of March 26, 2000 (the "Merger Agreement"), among the Company, Forvaltnings AB Ratos (publ.), a Swedish corporation ("Ratos") and Ratos Acquisition Corp., a Delaware corporation and a wholly-

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     owned subsidiary of Ratos (the "Purchaser") has not been terminated pursuant to the termination provisions thereof, a Distribution Date will not occur or be deemed to occur, and neither Ratos, the Purchaser nor Camfil AB, a Swedish corporation ("Camfil") will become an Acquiring Person, as a result of the execution, delivery or performance of the Merger Agreement, the announcement, making or consummation of the tender offer contemplated thereby (the "Offer"), the acquisition of Common Shares pursuant to the Offer or the merger contemplated by the Merger Agreement (the "Merger"), the consummation of the Merger or any other transaction contemplated by the Merger Agreement, provided, however, that the Company will promptly notify the Rights Agent upon the termination of the Merger Agreement; and (2) the Rights will expire immediately prior to the consummation of the Offer."

     3. This Second Amendment shall be effective as of the date first above written and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     4. This Second Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.

                                 FARR COMPANY

                                 By: /s/ STEVE PEGG
                                     ---------------------------------
                                     Name:  Steve Pegg
                                     Title: Sr. Vice President & CFO

                                 CHASEMELLON SHAREHOLDER
                                 SERVICES, L.L.C.

                                 By: /s/ MARY ANN MCELROY
                                     ---------------------------------
                                     Name:  Mary Ann McElroy
                                     Title: Relationship Manager



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